UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ELECTRONIC SERVITOR PUBLICATION NETWORK INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-1873116
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification Number)

400 1st Ave. N., Suite 100, Minneapolis, MN 55401

 (Address of principal executive offices, including zip code)

2023 Equity Incentive Plan

(Full title of the plan)

James Kellogg

2501 E. Chapman Ave., Suite 175

Fullerton, CA 92832

(Name and address of agent for service)

CannAssist International Corp.

(Former name or former address)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Item 3. Incorporation of Documents by Reference.

Electronic Servitor Publication Network, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”);

a)	The Registrant’s Current Report on Form 8-K filed with the Commission on September 26, 2023;

b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 000-55740) filed with the Commission on May 29, 2023;

c)	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-227914) filed with the Commission on October 22, 2018, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sole or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporate by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law authorizes a corporation’s board of directors to grant, and authorizes a count to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that may eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duties as directors and officers to the fullest extent permitted by applicable law. In addition, the certificate of incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was serving in such capacity or is or was serving at the requires to the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the certificate of incorporation, as amended, and the first amended and restated bylaws of the Registrant provide that:

•	The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant;

•	The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;

•	The Registrant may, in its sole discretion, indemnify any person in those circumstances where indemnification is not required by law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and

•	The rights conferred in the certificate of incorporation, as amended, and the first amended and restated bylaws of the Registrant are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.

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In addition, the Registrant’s policy is to enter into separate indemnification agreements (which may be included in their employment, consulting, or other agreement) with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors, officers or other corporate agents for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of Electronic Servitor Publication Network, Inc. (incorporated by reference to Exhibit 3.1 on Form 10-12G, as filed with the Commission on July 7, 2017).
4.2	Amendment to Certificate of Incorporation of Electronic Servitor Publication Network, Inc. (incorporated by reference to Exhibit 3.3 on Form S-1, as filed with the Commission on October 22, 2018).
4.3	Amendment to Certificate of Incorporation of Electronic Servitor Publication Network, Inc. (incorporated by reference to an exhibit on Form 8-K as filed with the Commission on October 12, 2021).
4.4	First Amended and Restated By-Laws of Electronic Servitor Publication Network, Inc. (incorporated by reference to Exhibit 99.3 on Form 8-K, as filed with the Commission on November 21, 2022).
5.1	Opinion of PC Compliance Lawyers.
23.1	Consent of BF Borgers, P.C., Independent Registered Public Accounting Firm.
23.2	Consent of PC Compliance Lawyers (contained in Exhibit 5.1 hereto).
99.1	2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 on Form 8-K, as filed with the Commission on September 25, 2023).
107	Calculation of Filing Fee Table.

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Item 9. Undertakings.

A.                    The undersigned Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference to this Registration Statement.

(2)                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled for controlling precedent , submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fullerton, State of California, on September 27, 2023.

ELECTRONIC SERVITOR PUBLICATION NETWORK, INC.
Date: September 27, 2023	By: /s/ Peter Hager
Peter Hager
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Hager, James Kellogg, and Thomas Spruce, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Hager	Chief Executive Officer and President	September 27, 2023
Peter Hager	(Principal Executive Officer)

/s/ James Kellogg	Chief Financial Officer	September 27, 2023
James Kellogg	(Principal Accounting and Financial Officer)

/s/ Thomas Spruce	Chief Operations Officer, Secretary, and sole Director	September 27, 2023
Thomas Spruce

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